Delisting Determination, The Nasdaq Stock Market, LLC, September 17, 2026 Vestand Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Common Stock of Vestand Inc. effective at the opening of the trading session on October 19, 2026. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5250(c)(1).
The Company was notified of the Staff determination on May 19, 2026.
On May 22, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on June 12, 2026.
On June 30, 2026, the hearing was held.
On July 23, 2026 the Panel reached a
decision and a Decision letter was issued on said date.
The Panel decided to suspend the Company from the Exchange.
The Company Class A Common Stock was suspended on July 27, 2026.
The Staff determination to delist the Company Class A Common Stock became final on September 8, 2026.